Exhibit 99.1

MSCI Announces $100 Million ASR as Part of $300 Million Share Repurchase Authorization

New York – December 14, 2012 – MSCI Inc. (NYSE: MSCI), a leading provider of investment decision support tools worldwide, announced today that its Board of Directors authorized the repurchase of up to $300 million of MSCI’s shares of common stock. As part of this authorization, MSCI has entered into a $100 million Accelerated Share Repurchase (ASR) agreement with Morgan Stanley & Co. LLC, which will begin immediately. The $200 million balance of the authorization will be available for utilization from time to time through 2014 at the company’s discretion.

“MSCI’s long-term growth remains supported by secular investment trends, including the globalization of investing; the growing popularity of passive investing; the need to measure, manage and report risk; and the growing focus on issues of sustainability and governance. The $300 million share repurchase authorization reflects our confidence in the long-term strength of the company and our commitment to a very disciplined capital deployment strategy,” said Henry Fernandez, Chairman and Chief Executive Officer.

“Our strong cash position and robust cash flow allow us to rapidly return $100 million to shareholders in the form of an ASR. While our focus remains on funding our organic growth opportunities and pursuing attractive strategic opportunities, we are confident that our future cash generation will remain strong and will enable us to provide our shareholders an additional return of capital,” added Mr. Fernandez.

Under the ASR agreement, MSCI will pay Morgan Stanley $100 million in cash and receive approximately 2.2 million shares of its common stock at the inception of the ASR and may receive from Morgan Stanley additional shares at or prior to maturity of the ASR. The total number of shares to be repurchased will be based primarily on an arithmetic average of the volume-weighted average prices of MSCI common stock on each trading day during the repurchase period. This average price will be capped such that only under limited circumstances will MSCI be required to pay cash or deliver shares to Morgan Stanley at settlement. The company anticipates that all repurchases under the ASR will be completed no later than July 2013, which is the final date of the repurchase period, although Morgan Stanley has the right to accelerate settlement of the ASR under certain circumstances.

In addition to the ASR, MSCI’s Board of Directors has authorized the purchase of an additional $200 million of MSCI’s common stock. Share repurchases will take place in the open market or in privately negotiated transactions from time to time based on market and other conditions. The $200 million balance of the authorization may be modified, suspended, terminated, or extended by the Board of Directors at any time without prior notice.

The ASR will be funded with cash on hand. During the first nine months of 2012, MSCI generated $288 million of cash flow from operations, including $57 million from the reduction of trade receivables. As of September 30, 2012, MSCI had $434 million of cash and cash equivalents and short-term investments, which includes $283 million available in the United States and $151 million held internationally. On November 30, 2012, MSCI used $125 million, mostly from its international funds, to complete the acquisition of IPD Group.

1 of 2

-Ends-

About MSCI

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices, portfolio risk and performance analytics, and governance tools.

The company’s flagship product offerings are: the MSCI indices with close to USD 7 trillion estimated to be benchmarked to them on a worldwide basis1; Barra multi-asset class factor models, portfolio risk and performance analytics; RiskMetrics multi-asset class market and credit risk analytics; MSCI ESG (environmental, social and governance) Research screening, analysis and ratings; ISS governance research and outsourced proxy voting and reporting services; FEA valuation models and risk management software for the energy and commodities markets; and CFRA forensic accounting risk research, legal/regulatory risk assessment, and due-diligence. MSCI is headquartered in New York, with research and commercial offices around the world. MSCIIR#

[1]	As of March 31, 2012, as published by eVestment, Lipper and Bloomberg in September 2012

For further information on MSCI, please visit our web site at www.msci.com

MSCI Inc.

Edings Thibault, MSCI, New York	+ 1.212.804.5273

Media Enquiries

Jo Morgan, MSCI, London	+ 44.20.7618.2224

Kristin Meza, MSCI, New York	+ 1.212.804.5330

Sally Todd | Christian Pickel, MHP Communications, London	+ 44.20.3128.8515

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue”, or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and filed with the Securities and Exchange Commission (SEC) on February 29, 2012, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

2 of 2